Exhibit 99.2

	SEMPRA ENERGY
	Table F (Unaudited)

Statement of Operations Data by Segment

Three Months Ended March 31, 2014

(Dollars in millions)	SDG&E		SoCalGas	Sempra South American Utilities	Sempra Mexico	Sempra Renewables	Sempra Natural Gas	Consolidating Adjustments, Parent & Other		Total

Revenues	$ 987		$ 1,085	$ 378	$ 201	$ 6	$ 260	$ (122)		$ 2,795

Cost of sales and other expenses	(649)		(851)	(301)	(135)	(12)	(243)	104		(2,087)

Depreciation and amortization	(130)		(105)	(14)	(16)	(1)	(17)	(3)		(286)

Gain on sale of equity interest	-		-	-	-	27	-	-		27

Adjustment to loss from plant closure	13	(1)	-	-	-	-	-	-		13

Equity earnings, before income tax	-		-	-	-	2	15	-		17

Other income, net	13		4	1	10	-	1	11		40

Income (loss) before interest and tax (2)	234		133	64	60	22	16	(10)		519

Net interest expense (3)	(50)		(17)	(5)	(4)	-	(1)	(55)		(132)

Income tax (expense) benefit	(83)		(38)	(15)	(12)	6	(6)	21		(127)

Equity (losses) earnings, net of income tax	-		-	(2)	8	-	-	-		6

Earnings attributable to noncontrolling interests	(2)		-	(7)	(10)	-	-	-		(19)

Earnings (losses)	$ 99		$ 78	$ 35	$ 42	$ 28	$ 9	$ (44)		$ 247

Three Months Ended March 31, 2013

(Dollars in millions)	SDG&E		SoCalGas	Sempra South American Utilities	Sempra Mexico	Sempra Renewables	Sempra Natural Gas	Consolidating Adjustments, Parent & Other		Total

Revenues	$ 939		$ 983	$ 384	$ 168	$ 21	$ 253	$ (98)		$ 2,650

Cost of sales and other expenses	(637)		(800)	(301)	(113)	(13)	(220)	92		(1,992)

Depreciation and amortization	(134)		(100)	(15)	(16)	(8)	(20)	(2)		(295)

Gain on sale of assets	-		-	-	-	-	74	-		74

Equity earnings, before income tax	-		-	-	-	1	9	-		10

Other income, net	11		4	3	9	-	2	8		37

Income before interest and tax (2)	179		87	71	48	1	98	-		484

Net interest expense (3)	(48)		(17)	(2)	(1)	(5)	(12)	(49)		(134)

Income tax (expense) benefit	(51)		(24)	(17)	(26)	8	(33)	(35)	(4)	(178)

Equity (losses) earnings, net of income tax	-		-	(7)	11	-	-	-		4

Losses (earnings) attributable to noncontrolling interests	11		-	(8)	(1)	-	-	-		2

Earnings (losses)	$ 91		$ 46	$ 37	$ 31	$ 4	$ 53	$ (84)		$ 178

(1)	After taxes, including a $17 million charge to reduce certain tax regulatory assets attributed to SONGS, the adjustment to loss from plant closure is a $9 million charge to earnings.

(2)	Management believes Income (Loss) Before Interest and Tax is a useful measurement of our segments' performance because it can be used to evaluate the effectiveness of our operations exclusive of interest and income tax, neither of which is directly relevant to the efficiency of those operations.

(3)	Net Interest Expense includes interest income, interest expense and preferred dividends of subsidiaries.

(4)	Includes $63 million income tax expense resulting from a corporate reorganization in connection with the IEnova stock offerings.